Exhibit 99.1
STONE ENERGY CORPORATION
Announces Delay in Filing of Reports to Securities and Exchange Commission
LAFAYETTE, LA. November 14, 2005
     On November 8, 2005, Stone Energy Corporation (NYSE: SGY) issued a press release in which it announced that it will restate historical financial statements for the periods from 2001 to 2004 and for the first six months of 2005. As previously announced, the 2004 financial statements and the independent registered public accounting firm’s report related to the fiscal 2004 period contained in Stone’s prior filings with the Securities and Exchange Commission (“SEC”) should no longer be relied upon. The reserve revisions were previously announced in a press release on October 6, 2005.
     Stone will amend its Form 10-K for the year ended December 31, 2004 and its quarterly reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005. Stone’s Form 10-Q for the period ended September 30, 2005 will be delayed pending the filing of the amended Form 10-K and Forms 10-Q. Stone hopes to file these reports in December 2005, but no assurance can be given as to the actual timing of such filings.
     Because of the delay in Stone’s filings, Stone may not be in compliance with certain of its obligations to file or deliver to relevant parties its SEC reports and financial statements under its public debt indentures and its bank credit agreement. Stone is seeking waivers from the lenders under its bank credit agreement to extend its time to file financial statements. Under the indentures, the delay in filing the reports does not automatically result in an event of default. Instead, the holders of 25 percent of the outstanding principal amount of any series of debt securities issued under such indentures would have to provide notice of non-compliance and Stone would have 60 days from the receipt of such notice to cure the default. Stone is providing notice of the delay to the trustee under the indentures, but has not received notice from these debt holders. If the default was not cured and an acceleration of debt securities were to occur, Stone may be unable to meet its payment obligations with respect to the related debt.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain basins and the Williston Basin. For additional information, please contact Kenneth H. Beer, Senior Vice President and Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.